Exhibit 99.1
Boeing Announces Chief Financial Officer Transition Plan
–Brian West to become senior advisor to Boeing President and CEO
–Jesus “Jay” Malave elected incoming CFO, effective Aug. 15
ARLINGTON, Va., June 30, 2025 – Boeing [NYSE: BA] today announced a transition in its chief financial officer role. Brian West will become a senior advisor to Boeing President and CEO Kelly
Ortberg, and Jesus “Jay” Malave has been elected as incoming executive vice president and chief financial officer. Both roles are effective August 15.
West, who served as Boeing CFO for the last four years, will continue working with the company in an advisory capacity, including assisting in the upcoming CFO leadership transition.
“I want to personally thank Brian for his outstanding work navigating our recovery and positioning the company for the future,” said Ortberg. “These past few years have been some of the most consequential in Boeing’s history, and Brian successfully guided us through last year’s historic capital raise and ensured our team always had the resources to continue the critical work to strengthen safety and quality across our operations. I look forward to his continued counsel in his new role.”
Malave will lead Boeing’s financial strategy, reporting, long-range business planning, investor relations, treasury, controller and audit operations, as well as Enterprise Services, which includes global real estate and facilities. He will report to Ortberg and serve on the company’s Executive
Council.
“Jay will become CFO at an important time in helping build Boeing’s next chapter as we continue to make progress on our recovery and implement fundamental changes rooted in safety and quality,” said Ortberg. “He is a well-respected financial and business leader, and brings decades of experience developing people and teams across complex aerospace and manufacturing businesses.”
Malave was most recently CFO of Lockheed Martin and before that held the positions of senior vice president and CFO at L3Harris Technologies. He spent more than 20 years at United
Technologies Corporation, including serving as vice president and CFO of Carrier Corporation when it was an operating unit of UTC, and vice president and CFO at UTC Aerospace Systems.
Malave earned a bachelor’s degree in mathematics from the University of Connecticut, a master’s in accounting from the University of Hartford and a Juris Doctor from the University of Connecticut
School of Law.
A leading global aerospace company and top U.S. exporter, Boeing develops, manufactures and services commercial airplanes, defense products and space systems for customers in more than
150 countries. Our U.S. and global workforce and supplier base drive innovation, economic opportunity, sustainability and community impact. Boeing is committed to fostering a culture based on our core values of safety, quality and integrity.
Contact
Boeing Media Relations
media@boeing.com